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                                                                  Exhibit 23(b)


                                         CONSENT OF KPMG PEAT MARWICK LLP


Board of Directors
First Fidelity Bancorporation

         We consent to the incorporation by reference in this Post- Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 No. 33-62399 of First Union Corporation of our report on the consolidated financial statements included in the 1994 Annual Report on Form 10-K of First Fidelity Bancorporation and to the reference to our firm under the heading "Experts" in the Post-Effective Amendment No. 1 on Form S-8. Our report dated January 18, 1995, refers to changes in the methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, and investments in 1993.



                                                     KPMG PEAT MARWICK LLP

New York, New York
November 6, 1995